CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-138906 on Form N-6 of our report dated April 12, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the change in the method of accounting and reporting for deferred policy acquisition costs in 2011 and (2) change in the method of accounting and reporting for other than temporary impairments as required by accounting guidance adopted in 2009), relating to the financial statements of Pacific Life & Annuity Company appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 23, 2012